The indebtedness evidenced by this instrument is subordinated to the prior payment-in-full of the Senior Debt, as defined in, and pursuant to the terms of, the Subordination Agreement dated as of December 29, 2010 made by U.S. Bank National Association and the Lender.

Subordinated Promissory Note

$___________	December 30, 2010
Cincinnati, Ohio

FOR VALUE RECEIVED, Environmental Quality Management, Inc., an Ohio corporation (“Maker”) promises to pay to the order of __________ (“Lender”), the principal sum of _______________________________________Dollars ($__________) with interest at 0.35 percent (0.35%) per annum accruing from the date of this Note until paid. Principal and interest shall be payable at 1800 Carillon Boulevard, Cincinnati, Ohio 45240, or at such other place as Lender may designate to Maker. Principal and interest shall be due and payable as follows:

Principal shall be due and payable in three (3) equal annual installments of ________________________ Dollars ($__________), plus accrued interest, with the first installment due on the first anniversary of this Promissory Note, and subsequent installments due each anniversary thereafter until December 30, 2013 (the “Maturity Date”), when all remaining outstanding principal and accrued interest shall be paid-in-full.

All or any part of the principal sum and accrued interest may be prepaid at any time without penalty. Any partial pre-payment shall be applied first against interest, then the principal amount outstanding, and shall not postpone the due date of any subsequent annual installments.

If any annual installment under this Promissory Note is not paid when due and remains unpaid after a date specified by notice to Maker, the entire principal amount outstanding, and accrued interest thereon, shall at once become due and payable at the option of the Lender. The date specified shall not be less than ten (10) days from the date such notice is sent in accordance with the following paragraph. Lender may exercise this option to accelerate during any default by Maker, regardless of any prior forbearance. If suit is brought to collect this Promissory Note, Lender shall be entitled to collect all reasonable costs and expenses of suit, including reasonable attorney fees.

All notices, waivers and other communications required or permitted by this Promissory Note shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return-receipt requested, in each case to the addresses, facsimile numbers or e-mail addresses designated in this Promissory Note and marked to the attention of the person (by name or title) designated herein or signing on behalf of such person or entity (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties).

Maker expressly waives presentment for payment, notice of dishonor, protest and notice of protest (except with respect to the notice and cure period provided above), and agrees that the time for the payment or payments of any part of this Promissory Note may be extended, without releasing or otherwise affecting Maker’s liability on this Promissory Note. The extension of this Promissory Note shall not affect or constitute a waiver of Lender’s rights to exercise any option, enforce any right, or seek any remedy with respect to any default under any document entered into in connection with the loan evidenced by this Promissory Note.

Notwithstanding anything herein to the contrary, (i) the indebtedness evidenced by this instrument is subordinated to the prior payment-in-full of the Senior Debt, as defined in, and pursuant to the terms of the Subordination Agreement dated as of December 29, 2010 made by U.S. Bank National Association and Lender (the “Subordination Agreement”), (ii) no liens or security interests may be granted to the Lender to secure the obligations under this instrument and (iii) the exercise of any right or remedy by the Lender hereunder is subject to the limitations and provisions of the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and the terms of this Promissory Note, the terms of the Subordination Agreement shall govern.

If any provision (or any part of any provision) contained in this Promissory Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Promissory Note and this Promissory Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Promissory Note shall remain in full force and effect.

The loan evidenced hereby is for commercial or business purposes, and is not intended and will not be used for personal, family, household, educational, consumer or agricultural purposes.

This Promissory Note is delivered in the State of Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio. Maker and Lender hereby consent to, and by execution of this Promissory Note, submit to personal jurisdiction of the Court of Common Pleas of Hamilton County, Ohio, and/or the United States District Court for the Southern District of Ohio, Western Division, for the purposes of any judicial proceedings which are instituted for enforcement of this Promissory Note.

AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR LENDER TO EXTEND CREDIT TO THE MAKER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, THE UNDERSIGNED AND ALL ENDORSERS HEREBY EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATED TO THIS PROMISSORY NOTE OR ARISING IN ANY WAY FROM ANY INDEBTEDNESS OR OTHER TRANSACTIONS INVOLVING LENDER AND MAKER.

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IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date and year first above written.

MAKER:

Environmental Quality Management, Inc.,
an Ohio corporation

By:

Address:	1800 Carillon Boulevard
Cincinnati, OH 45240
E-Mail: